Exhibit 99.1

NEWS RELEASE

Date:	December 3, 2008
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Technologies Reports Fourth Quarter and Fiscal 2008 Financial Results

•                  Q408 Revenue: $22.4 million (increase of 17% year over year)

•                  Q408 EPS: $0.07 vs. Q407 EPS $0.07

•                  FY08 Revenue: $84.3 million (increase of 20% year over year)

•                  FY08 EPS: $0.20 vs. FY07 EPS of $0.14

XETA Technologies (NASDAQ:XETA) today reported fourth quarter earnings of $705,000, or $0.07 per diluted share, on revenue of $22,356,000 for the fourth fiscal quarter ended October 31, 2008.  This compares to earnings of $677,000, or $0.07 per diluted share, on revenue of $19,105,000 for the fourth fiscal quarter ended October 31, 2007.

For the fiscal year ended October 31, 2008, the Company reported earnings of $2,057,000, or $0.20 per diluted share, on revenue of $84,321,000 compared to net income of $1,432,000, or $0.14 per diluted share, on revenue of $70,093,000 for the same period ended October 31, 2007.  Earnings before interest, taxes, depreciation and amortization (EBITDA), which is a non-GAAP term as defined below, during fiscal 2008 were $5,477,000, or 6.5% of sales as compared to $3,675,000 or 5.2% of sales achieved during fiscal 2007.

The reported results are un-audited and, although no material changes are expected, are subject to change.  The audit is expected to be complete by the end of December 2008.

Revenue Table (in thousands)

	4Q08	4Q07
Line of Businesses	Revenue	Revenue	% Change

Commercial	$7,095	$6,588	8
Lodging	$3,157	$1,811	74
Total Equipment	$10,252	$8,399	22

Recurring (Contract & Time and Materials)	$7,755	$7,401	5
Implementation	$2,796	$2,224	26
Cabling	$1,045	$639	64
Total Services	$11,596	$10,264	13

During the fourth quarter of fiscal 2008, equipment revenue increased by 22 percent to $10,252,000 versus $8,399,000 recorded in the fourth quarter of 2007.  The increase in systems sales was primarily due to a combination of the previously announced large project with Miami-Dade County Public Schools (MDCPS) and growth in lodging systems sales.  Commenting on the growth in lodging equipment sales and the impact of the new Mitel product line, Greg Forrest, CEO said, “We continue to gain traction with the Mitel product line, which was evident in the 74% growth in lodging equipment sales during the fourth quarter.”

Fourth quarter implementation and cabling service revenue also benefited from the activity with MDCPS.  Combined with 5 percent year-over-year growth in recurring services revenue, total services revenue increased 13 percent to $11,596,000 versus $10,264,000 recorded during the fourth quarter of 2007.  “The pace of growth in our recurring services revenue, which is approximately 70 percent contract and 30 percent time and materials, has slowed over the past two quarters.  Growth of contract services was masked somewhat as our wholesale partners experienced some attrition in their managed programs.  Our wholesale service initiative remains a key growth strategy for our business and we are optimistic about its growth prospects.  We continue to add wholesale partners, deepen our relationship with existing partners, and are at various stages of on-boarding new managed service programs.  Our time and materials business showed a year-over-year increase during the fourth quarter, recovering nicely from declines in the prior two quarters,” Mr. Forrest commented.

Gross Margin Table

	4Q08	4Q07
Line of Business	Gross Margin	Gross Margin	Change
Systems	26.4%	25.0%	+ 140 basis points
Services	30.4%	33.2%	- 280 basis points
Overall Gross Margin	28.1%	28.9%	- 80 basis points

During the fourth quarter of 2008, gross margin was 28.1 percent of sales versus 28.9 percent during the fourth quarter of 2007.  “As a result of the changes we made in our service delivery model during the previous quarter, we delivered solid gross margin performance during the fourth quarter.  Gross margin performance was at the highest level of the year and both services and systems gross margin were within our targeted ranges,” said Mr. Forrest.

Commenting on the results, Mr. Forrest said, “Despite strong economic headwinds, XETA’s top line grew 20%, clearly outpacing the growth of the telephony equipment market and well above our targeted annual growth rate of 15%.  We also showed improvement in profitability, delivering a 49% growth in EBITDA year over year.  During the fourth quarter, we strengthened our balance sheet generating $5,210,000 in cash flow from operations, improving our ability to finance growth opportunities.”

“Looking forward, the degree of uncertainty surrounding information technology spending and the U.S. economy is unprecedented, which makes it challenging to give specific guidance for next year.  While we expect our organic growth may be flat in fiscal 09, we are confident in our market position and our strategies.  In this environment, we plan to take advantage of our Company’s strong balance sheet and core competencies to take market share and to further demonstrate our value proposition to our wholesale partners and customers.  We expect to generate profits of equal to or greater than fiscal 2008 as we maintain focus on cost management and continue to drive business efficiencies in our operating model,” continued Mr. Forrest.

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Wednesday, December 3, 2008. Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations portion of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry's most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premiumPARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 27 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company's in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

Condensed Consolidated Statements of Income

		Three Months Ended		Fiscal Year Ended
		October 31,		October 31,
		2008	2007	2008	2007

Sales	Services	$11,596	$10,264	$43,484	$37,296
	Systems	10,252	8,399	38,900	31,846
	Other	508	442	1,937	951
	Total	22,356	19,105	84,321	70,093

Cost of Sales	Services	8,074	6,855	31,178	25,877
	Systems	7,545	6,297	28,720	24,216
	Other	460	425	2,167	1,792
	Total	16,079	13,577	62,065	51,885

Gross Profit		6,277	5,528	22,256	18,208

Gross Profit Margin		28%	29%	26%	26%

Operating Expense
Selling, General and Administrative		4,751	4,188	17,547	15,134
Amortization		296	186	1,018	657
Total Operating Expenses		5,047	4,374	18,565	15,791

Income from Operations		1,230	1,154	3,691	2,417

Interest Expense		(66)	(54)	(334)	(93)
Interest and Other Income (Expense)		(4)	14	24	49
Total Interest and Other Expense		(70)	(40)	(310)	(44)

Income Before Provision for Income Taxes		1,160	1,114	3,381	2,373
Provision for Income Taxes		455	437	1,324	941
Net Income after Tax		$705	$677	$2,057	$1,432

Basic Earnings Per Share		$0.07	$0.07	$0.20	$0.14
Diluted Earnings Per Share		$0.07	$0.07	$0.20	$0.14
Wt. Avg. Common Shares Outstanding		10,254	10,215	10,250	10,215
Wt. Avg. Common Equivalent Shares		10,254	10,215	10,250	10,215

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			October 31, 2008	October 31, 2007
Assets	Current	Cash	$64	$403
		Receivables (net)	19,995	16,236
		Inventories (net)	5,237	4,297
		Other	2,615	1,944
		Subtotal	27,911	22,880

	Non-Current	PPE (net)	10,725	10,611
		Goodwill & Intangibles	27,654	26,469
		Other	103	136
		Subtotal	38,482	37,216

	Total Assets		$66,393	$60,096

Liabilities	Current	Revolving Line of Credit	$2,524	$2,759
		Accounts Payable	6,692	5,670
		Accrued Liabilities	4,913	3,736
		Unearned Revenue	3,237	2,212
		Subtotal	17,366	14,377

	Non-Current	Long Term Debt	1,183	1,355
		Noncurrent Deferred Tax Liability	5,546	4,632
		Other	461	293
		Subtotal	7,190	6,280

	Total Liabilities		24,556	20,657

Equity			41,837	39,439

(The information is unaudited and is presented in thousands.)

	Quarter Ending October 31,		Fiscal Year Ending October 31,
Reconciliation of EBITDA(1) to Net Income	2008	2007	2008	2007

Net Income (Loss)	$705	$677	$2,057	$1,432
Interest	66	54	334	93
Provision for Income Taxes	455	437	1,324	941
Depreciation	215	158	744	552
Amortization	296	186	1,018	657
EBITDA(1)	$1,737	$1,512	$5,477	$3,675

(The information is presented in thousands.)

(1)The Company uses EBITDA (earnings before interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning growth prospects for the Company’s wholesale service initiative; overall organic growth for 2009; profitability; and earnings expectations. These and other forward-looking statements (generally identified by such words as "expects," "plans," "believes," "likely," "anticipates" and similar words or expressions) reflect management's current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the U.S. economic crisis and its impact on capital spending trends in the Company's markets; the Company's ability to maintain and improve upon current gross profit margins; continuing acceptance and success of the Mitel product and services offering; the Company's ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company's Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in Item 1.A entitled "Risk Factors" contained in Part I of the Company's Form 10-K for its fiscal year ended October 31, 2007 and in its subsequent Form 10-Q reports filed during the 2008 fiscal year.